Exhibit 99.1

News Release

BB&T
BB&T Corporation

Corporate Communications
200 W. Second St.
Winston-Salem, N.C. 27101

Aug. 26, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Cynthia Williams
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1478

Metro Atlanta lawyer and businessman named BB&T director

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected J. Littleton “Litt” Glover Jr., a metro Atlanta lawyer and commercial real estate developer, to the corporate board.

     Glover, 66, joins the BB&T corporate board after 10 years as a director of Branch Banking and Trust Company, the principal subsidiary of Winston-Salem, N.C.-based BB&T Corporation.

     “Because Litt has been a member of our bank board for a decade now, he clearly knows our organization well,” said BB&T Chairman John Allison. “By the same token, we’ve gotten to know and respect him very much as well. He’ll undoubtedly be a great addition to our corporate board of directors.”

     Glover is president and a director of Glover & Davis, P.A., one of the oldest and largest law firms in west Georgia. Founded by his father more than 70 years ago in Glover’s hometown of Newnan, it is a general service law firm with an emphasis on business matters.

     For the last 30 years, Glover has also served as an executive officer of the Batson-Cook family of construction and development companies. He is president and chief executive officer of Batson-Cook Development Company, a 46-year-old real estate development firm that focuses on commercial developments of all types in the southeastern United States. Its developments have included office parks, retail centers, condominium projects, public-private partnerships and other mixed-use projects. Glover is also corporate vice president and general counsel of its 94-year-old sister company, Batson-Cook Company, a commercial general contracting firm with offices in Atlanta and West Point, Ga., and Tampa and Jacksonville, Fla.

MORE

     “Litt has been a leader in Atlanta for many years now, both as an attorney and commercial real estate developer,” said BB&T Chief Executive Officer Kelly King. “We can only benefit as a board from his experience, business acumen and personal values.”

     Glover is a member of the American Bar Association, the District of Columbia Bar, and is a past president of the state Bar of Georgia. He is a graduate of Vanderbilt University and the University of Virginia School of Law.

     “As a longtime Branch Banking and Trust Company board member, I’ve been very impressed with BB&T from day one of our relationship,” Glover said. “BB&T is a company of the utmost integrity that truly believes in highly attentive and thorough service.

     “I’m thrilled to serve on the board of such a well-respected organization that believes in doing everything possible to help its clients achieve economic success and financial security.”

     Glover is the second addition to the 19-member BB&T Corporation board of directors this year. Piedmont Natural Gas Chief Executive Officer Tom Skains was elected to the board in June.

     At June 30, BB&T Corporation had $152.4 billion in assets and was the nation’s 11th largest financial holding company. Founded in 1872, it operates more than 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

###